UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2020

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10932	13-3487784
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

245 Park Avenue

35th Floor

New York, NY 10167

(Address of principal executive offices, including zip code)

(212) 801-2080

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WETF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sales of Equity Securities

As previously disclosed, on June 9, 2020, WisdomTree Investments, Inc. (the “Company”) priced an offering of $150.0 million aggregate principal amount of 4.25% convertible senior notes due 2023 (the “Notes”). In connection therewith, the Company entered into a purchase agreement (the “Purchase Agreement”) with an investment bank (the “Initial Purchaser”) pursuant to which the Company agreed to sell the Notes to the Initial Purchaser, subject to customary closing conditions, on June 16, 2020. Pursuant to the Purchase Agreement, the Company also agreed to grant the Initial Purchaser an option to purchase, for settlement during a period of 13 days from, and including, the date the Notes are first issued, up to an additional $22.5 million aggregate principal amount of Notes.

The Notes will be convertible at an initial conversion rate of 168.9189 shares of the Company’s common stock, per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $5.92 per share), subject to adjustment. In certain circumstances, conversions in connection with certain change of control transactions or liquidation, dissolution or common stock delisting events or redemption may result in an increase to the conversion rate, provided that the conversion rate will not exceed 270.2702 shares of the Company’s common stock per $1,000 principal amount of Notes, subject to adjustment. Upon conversion, the Company will pay cash up to the aggregate principal amount of the Notes to be converted. At its election, the Company will also settle its conversion obligation in excess of the aggregate principal amount of the Notes being converted in either cash, shares of its common stock or a combination of cash and shares of its common stock.

The Notes will mature on June 15, 2023, unless earlier purchased, redeemed or converted. Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2023 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2020 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; (3) upon the occurrence of a notice of redemption delivered by the Company in accordance with the terms of the indenture but only with respect to the Notes called (or deemed call) for redemption; or (4) upon the occurrence of specified corporate events. On or after March 15, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.

The Company’s offering of the Notes to the Initial Purchaser was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by the Initial Purchaser in the Purchase Agreement, including that the Initial Purchaser would only offer, sell or deliver the Notes to persons whom it reasonably believes to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act.

The offer price for the Notes to such qualified institutional buyers was 100% of the principal amount of the Notes, and the aggregate underwriting discounts and commissions were 2.75% of the principal amount of the Notes.

The Notes and the shares of the Company’s common stock potentially issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WisdomTree Investments, Inc.

Date: June 12, 2020	By:	/s/ Amit Muni
Amit Muni
Executive Vice President and Chief Financial Officer